Exhibit 99.1

FOR FURTHER INFORMATION

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

October 21, 2019

NN, Inc. Announces Initiatives to Reduce Costs and Improve Cash Flow

Expected to Yield Approximately $32 Million in Annualized Cash Savings

Charlotte, N.C., October 21, 2019 – NN, Inc. (NASDAQ: NNBR), a diversified industrial company, today announced expense reduction and cash savings initiatives to help the Company continue to pay down its debt and support greater growth by reinvesting in its businesses. The initiatives are expected to produce approximately $32 million in annualized cash savings and include the following: streamlining facilities and reducing overall SG&A costs, which are expected to save NN approximately $10 million per year when fully implemented; elimination of the quarterly dividend, which is expected to save the Company approximately $12 million per year; and a reduction in capital expenditures as NN returns to a more normalized level of capital spending after several years of higher investment, which is expected to generate an additional $10 million of savings per year. The Company expects these cost reductions to be fully realized by the second quarter of 2020.

“NN has a strong portfolio of businesses and a solid foundation from which we can build, and we are focused on making the most efficient use of our capital to best position NN for the long term,” said Warren Veltman, interim President and CEO of NN. “The initiatives we are undertaking should generate cash savings of approximately $32 million per year, which we can utilize to de-lever our balance sheet while also making further investments in the areas where we see the highest growth potential. Tom DeByle and I have been working closely with the Board to identify opportunities to improve our overall financial performance. To that end, we will continue to look at the entire business to explore additional cost savings and other strategic actions we could take to improve free cash flow generation and accelerate our ability to pay down our debt.”

Commenting on the initiatives, Tom DeByle, Senior Vice President and Chief Financial Officer said, “We are focused on carefully evaluating each of our businesses to determine where we can further streamline costs and allocate our capital more strategically and efficiently to ensure that we have the flexibility to continue to de-lever while also making investments that have the highest potential return.”

In addition to these initiatives, NN announced that it plans to refinance its existing senior credit facilities to extend the tenor of its capital structure and provide additional liquidity to allow the Company to execute on these and future strategic initiatives. SunTrust Robinson Humphrey and J.P. Morgan are serving as joint lead arrangers on the refinancing. The consummation of the refinancing is subject to the completion of definitive agreements and the satisfaction of customary closing conditions and to market and other conditions.

NN’s estimates of the costs related to its cost reduction and cash savings initiatives represent its current best estimates. However, such estimates are preliminary and subject to change as the Company executes on these initiatives. NN will provide a full update on its progress on the Company’s third quarter conference call.

NN, Inc., a diversified industrial company, combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 50 facilities in North America, Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the level of the Company’s indebtedness, the restrictions contained in the Company’s debt agreements, the Company’s ability to obtain financing at favorable rates, if at all, and to refinance existing debt as it matures, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.